CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the incorporation by reference in the Post-Effective Amendment No. 5 to the Registration Statement (Form N-2) (No. 333-105372/811-21353) of SEI Opportunity Fund, L.P., of our reports dated May 30, 2008, with respect to the financial statements of SEI Opportunity Fund, L.P. and SEI Opportunity Master Fund, L.P. for the year ended March 31, 2008, included in the Annual Report for 2008 filed with the Securities and Exchange Commission.
Philadelphia, Pennsylvania
June 13, 2008